Exhibit 10.31

EXECUTION VERSION

FORBEARANCE AGREEMENT AND SEVENTH AMENDMENT TO MASTER

REPURCHASE AND SECURITIES CONTRACT AGREEMENT

This FORBEARANCE AGREEMENT AND SEVENTH AMENDMENT TO MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT (this “Amendment”) is made as of June 11, 2020 (the “Effective Date”), by and among CMTG GS Finance LLC, a Delaware limited liability company, having a mailing address of c/o Mack Real Estate Credit Strategies, 60 Columbus Circle, 20th Floor, New York, New York 10023 (“Seller”) and Claros Mortgage Trust, Inc., a Maryland corporation, having a mailing address of c/o Mack Real Estate Credit Strategies, 60 Columbus Circle, 20th Floor, New York, New York 10023 (“Guarantor”), and Goldman Sachs Bank USA, a New York State member bank, having a mailing address of 200 West Street, New York, New York 10282 (“Purchaser”).

RECITALS

A. Purchaser and Seller are parties to that certain Master Repurchase and Securities Contract Agreement, dated as of May 31, 2017, as amended by the First Amendment to Master Repurchase and Securities Contract Agreement, dated as of May 29, 2018, the Second Amendment to Master Repurchase and Securities Contract Agreement, dated as of August 31, 2018, the Third Amendment to Master Repurchase and Securities Contract Agreement and First Amendment to Guarantee Agreement, dated as of March 12, 2019, the Fourth Amendment to Master Repurchase and Securities Contract Agreement, dated as of May 1, 2019, the Fifth Amendment to Master Repurchase and Securities Contract Agreement, dated as of October 30, 2019 and the Sixth Amendment to Master Repurchase Agreement dated as of April 15, 2020 (as so amended and as further amended, modified and/or restated, the “Repurchase Agreement”), by and between Seller, Guarantor (if applicable) and Purchaser, pursuant to which Purchaser and Seller have entered into certain Transactions (as defined in the Repurchase Agreement) contemplated by the Repurchase Agreement and the other Transaction Documents (as defined in the Repurchase Agreement).

B. Guarantor owns an indirect interest in Seller and has derived substantial benefit from the execution, delivery and performance by Seller of the Transaction Documents and the Transactions contemplated by the Repurchase Agreement and the other Transaction Documents.

C. The Purchased Assets (as defined in the Repurchase Agreement) that are set forth on Schedule A attached hereto (the “Subject Purchased Assets”) and the operations of the related Underlying Mortgaged Properties (as defined in the Repurchase Agreement) have been affected by the coronavirus (COVID-19) (“Public Health Event”).

D. Seller has requested that for a period commencing, subject to the terms and conditions of Section 2.01(b), on the Effective Date and expiring on December 11, 2020 (or in certain instances such shorter period as provided herein), subject to earlier termination in accordance with Section 2.03 (the “Forbearance Period”), Purchaser agrees to not exercise its right to determine that a Mandatory Early Repurchase Event of the type described in clauses (i) or (ii), of the definition thereof (any such event, a “Default Mandatory Early Repurchase Event”) has occurred, or that a Mandatory Early Repurchase Event of the type described in clauses (iii) (but solely with respect to Article 9(b)(x)(D)) or (xii) of the definition thereof (any such event, an “Other Mandatory Early Repurchase Event”) has occurred.

E. Seller acknowledges that, upon the occurrence of a Mandatory Early Repurchase Event, Purchaser has the right to require the repurchase of a Subject Purchased Asset pursuant to Section 3(f)(ii) of the Repurchase Agreement (any such repurchase or reduction, a “Mandatory Early Repurchase”) subject to the terms of this Amendment.

F. Buyer has agreed to forbear from, but not waive, exercising its rights and remedies under the Transaction Documents as a result of the occurrence of a Default Mandatory Early Repurchase Event or an Other Mandatory Early Repurchase Event for the time periods set forth herein and to temporarily modify certain terms and provisions in the Transaction Documents as set forth herein.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the sufficiency and receipt of which are hereby mutually acknowledged, Purchaser, Seller and Guarantor hereby agree and covenant as follows:

AGREEMENT

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Repurchase Agreement.

Section 1.02. Rules of Construction. The Recitals set forth at the beginning of this Amendment are hereby incorporated in and made a part of this Amendment. All references to articles and sections headings in this Amendment are for convenience only and shall not have a limiting effect on the interpretation or construction of the relevant provisions. All uses of the word “including” used herein shall mean “including without limitation”. Unless otherwise specified, the words hereof, herein and hereunder and words of similar effect shall refer to this Amendment as a whole and not to any particular provision of this Amendment. Unless otherwise specified herein, all meanings attributed to terms defined herein shall be equally applicable to both the singular and the plural forms of the terms so defined.

ARTICLE II.

TERMS OF FORBEARANCE

Section 2.01. Term; Conditions Precedent.

(a) Forbearance Term. So long as Seller shall be in compliance with each and every term and condition of this Amendment in all material respects, Purchaser hereby agrees to the forbearance modifications under Section 2.02 during the Forbearance Period.

(b) Conditions Precedent. As a condition precedent to the commencement of the Forbearance Period, Seller shall have satisfied (as determined by Purchaser in its sole discretion) each of the following (collectively, the “Conditions Precedent”):

(i) Authorization. Each of Seller and Guarantor shall have duly authorized, executed and delivered this Amendment to Purchaser;

(ii) Cash Transfer. Seller shall have transferred to Purchaser cash in the amount of $40,142,040.82 for the purpose of reducing the outstanding Purchase Price of the Subject Purchased Assets (the cash transferred, the “Subject Purchase Price Reduction”), such that on the Effective Date, the outstanding Purchase Price of each Subject Purchased Asset is set forth on Schedule A attached hereto;

(iii) Purchaser’s Expenses. Seller shall have paid to Purchaser all of its out-of-pocket costs and expenses incurred in connection with this Amendment (including, without limitation, reasonable attorney’s fees); and

(iv) Confirmations. Seller and Purchaser shall enter into an amended and restated Confirmation with respect to each Subject Purchased Asset on the Effective Date memorializing the Subject Purchase Price Reduction for such Subject Purchased Asset.

Section 2.02. Forbearance Modifications. Purchaser hereby agrees to the following modifications of the terms of the Repurchase Agreement for the Forbearance Period only:

(a) Definitions. The definitions of “Maximum Buyer’s LTV”, “Margin Deficit” and “Margin Deficit Event” set forth in the Repurchase Agreement are hereby deleted in their entirety and replaced with the following:

“Maximum Buyer’s LTV” shall mean with respect to each Purchased Asset, the percentage set forth on Schedule A to this Amendment.

“Margin Deficit” shall mean an amount determined by Buyer in its sole discretion, as follows, provided that the largest amount as calculated in accordance with clauses (i), (ii) and (iii) shall control:

(i) with respect to any Margin Deficit Event described in clause (i) of the definition of “Margin Deficit Event”, the Margin Deficit for the applicable Purchased Asset shall be an amount equal to the positive difference (if any) between (A) the outstanding Purchase Price of such Purchased Asset and (B) the Margin Amount for such Purchased Asset, provided, however, that, if the Market Value of such Purchased Asset as a percentage of the unpaid principal balance of such Purchased Asset is less than the Absolute Dollar Market Value Holiday percentage as set forth on Schedule A to this Amendment (adjusted for any Principal Payment received with respect to such Purchased Asset), then the Margin Deficit for such Purchased Asset shall include an additional amount equal to the absolute dollar amount of such decline in Market Value that is less than the Absolute Dollar Market Value Holiday percentage as set forth on Schedule A to this Amendment from par, as determined by Buyer in its sole discretion;

(ii) intentionally omitted; and

(iii) with respect to any Margin Deficit Event described in clause (iii) of the definition of “Margin Deficit Event”, the Margin Deficit for the applicable Purchased Asset shall be equal to an amount which, after payment of such Margin Deficit, will result in a Buyer’s LTV for the applicable Purchased Asset equal to the Buyer’s LTV as set forth on Schedule A to this Amendment.

“Margin Deficit Event” shall mean the occurrence or existence of any of the following, as determined by Buyer in its sole discretion:

(i) a decline in the Market Value of any Purchased Asset that results in the Market Value of such Purchased Asset as a percentage of the unpaid principal balance of such Purchased Asset being less than the percentage set forth in the column titled “Market Value Margin Deficit Trigger” on Schedule A to this Amendment with respect to such Purchased Asset;

(ii) intentionally omitted; and/or

(iii) the Buyer’s LTV of any Purchased Asset is equal to or greater than the Maximum Buyer’s LTV of such Purchased Asset.

After the expiration of the Forbearance Period, the definitions of “Maximum Buyer’s LTV”, “Margin Deficit” and “Margin Deficit Event” set forth in this clause (a) shall be of no further force and effect, and the definitions of “Maximum Buyer’s LTV”, “Margin Deficit” and “Margin Deficit Event” for all purposes under the Transaction Documents from and after such date shall be the definition set forth in the Repurchase Agreement immediately prior to the Effective Date.

(b) Defaults. Purchaser agrees that it shall forbear from taking any action to exercise its right to require a Mandatory Early Repurchase, as follows:

(A) if an Other Mandatory Early Repurchase Event occurs, such forbearance shall be in effect during the Forbearance Period, and

(B) if a Default Mandatory Early Repurchase Event occurs, such forbearance shall be in effect for the thirty (30) day period commencing on the day such Default Mandatory Early Repurchase Event occurs (or such fewer number of days as shall remain to the conclusion of the Forbearance Period); provided, if Seller and the related Mortgagor and guarantor of the Subject Purchased Asset are negotiating in good faith a resolution of such Default Mandatory Early Repurchase Event, Purchaser may, in its sole and absolute discretion extend such thirty (30) day period for additional thirty (30) day period (but not later than the end of the Forbearance Period).

The foregoing forbearance shall not apply to any Mandatory Early Repurchase Event (other than a Default Mandatory Early Event or an Other Mandatory Early Repurchase Event) that gives Purchaser the right to require a Mandatory Early Repurchase pursuant to Article 3(f)(ii) of the Repurchase Agreement.

(c) Significant Modifications. Within ninety (90) days after the Effective Date (the “Modification Period”), subject to the prior written approval of Purchaser (not to be unreasonably withheld) Seller shall be permitted to enter into Significant Modifications of any or all of the Subject Purchased Assets (any such amendments, modifications and/or waivers, “Permitted Modifications”) providing for any or all of the following terms, provided that such Permitted Modification is pursuant to or a consequence of the Public Health Event:

(A) changing the payment terms of the Purchased Asset Documents for any Subject Purchased Asset to provide that current interest shall not be required to be paid in full on a monthly basis and instead shall be deferred and accrued and added to the principal balance of such Subject Purchased Asset for a period of up to six (6) months after the effective date of such Permitted Modification (the “Purchased Asset Modification Period”); provided, however, that, Seller shall not (nor permit Primary Servicer to) effect any modification to any Subject Purchased Asset that would result in a reduction in the determination of interest rate applicable to such Subject Purchased Asset without the prior written consent of Purchaser;

(B) waiving, modifying or reallocating any required FF&E and capital expenditure escrow and other reserve deposits (other than reserve deposits for real estate taxes, insurance and ground rent) during the Purchased Asset Modification Period relating to the Underlying Mortgaged Property subject to the Public Health Event, and utilizing FF&E reserves (including those held by the brand manager), existing (and new, as set forth below) excess cash flow reserves, and capital expenditure reserves to pay for accrued and unpaid interest on the Purchased Asset as well as costs needed to carry the Underlying Mortgaged Property; provided, however, that as a condition to such waiver, modification, reallocation, extension or utilization, Seller shall deliver to Purchaser evidence that such waiver, modification, reallocation, extension or utilization has been approved by each applicable franchisor, property manager and/or ground lessor (and that all other required applicable approvals have been obtained), if required by the related Purchased Asset Documents; and

(C) waiving or modifying any covenants requiring Mortgagor to continuously operate or limiting cessation of operations at any Underlying Mortgaged Property during the Purchased Asset Modification Period (a “Cessation”); provided, however, that that as conditions to such waiver or modification, (i) Seller shall deliver to Purchaser evidence that the related Mortgagor shall certify to Seller that all regulatory or other Requirements of Law and contractual requirements are satisfied and will not be breached as a result of such Cessation, (ii) Seller shall have delivered to Purchaser (1) all documents, reports, certificates and other information provided by the related Mortgagor to Seller with respect to such Cessation, (2) a revised 2020 budget with respect to the Underlying Mortgaged Property and (3) updated proforma financials with respect to the Underlying Mortgaged Property, (iii) the guarantor with respect to the related Purchased Asset shall indemnify the lender for any losses incurred by Seller as a result of such Cessation and (iv) Seller shall deliver to Purchaser evidence that such waiver or modification has been approved by each applicable franchisor, property manager and/or ground lessor (and that all other required applicable approvals have been obtained), if required by the related Purchased Asset Documents;

provided that the following shall be conditions precedent to a Permitted Modification:

(1) Seller shall cause that all excess cash flow from the Underlying Mortgaged Property underlying the related Subject Purchased Asset be swept into a reserve account under Seller’s control to be applied to pay accrued and unpaid interest on such Subject Purchased Asset; and

(2) Seller shall require and continue to require the related Mortgagor to make deposits into the tax and insurance accounts to the extent required pursuant to the related Purchased Asset Documents immediately prior to such Permitted Modification.

(d) Whether or not, prior to the Effective Date, a Margin Deficit Event or an event that would constitute a Mandatory Early Repurchase Event occurred with respect to any Subject Purchased Asset, to the extent Purchaser had knowledge of such event and such event is no longer continuing, Purchaser waives the right to require a Mandatory Purchase Price Reduction with respect to any Margin Deficit Event or event that would constitute a Mandatory Early Repurchase Event that may have occurred prior to the Effective Date. To Seller’s knowledge, as of the Effective Date, no event that would constitute a Mandatory Early Repurchase Event has occurred that has not been disclosed in writing to Purchaser.

Section 2.03. Termination Events. Notwithstanding anything set forth in this Amendment to the contrary, upon the occurrence of any Termination Event, Purchaser may elect, in its sole discretion, by written notice to Seller, to immediately terminate the Forbearance Period. Upon the termination of the Forbearance Period, Purchaser may elect to commence and/or resume the exercise of its rights and remedies under the Transaction Documents, at law or in equity, without any further obligation of Purchaser to provide any notice, demand or cure periods, including, without limitation, the right to issue any Margin Deficit Notice or to declare a Mandatory Early Repurchase Event with respect to any Purchased Asset. As used herein, “Termination Event” shall refer to one or more of the following events, circumstances or conditions:

(a) Payment Default. If Seller or Guarantor fails to make any payment as and when required by this Amendment;

(b) Breach of Representation or Warranty. If any of the representations or warranties made by Seller or Guarantor in this Amendment shall be false or misleading in any material respect as of the date the representation or warranty was made, or if any report, statement or information provided by Seller or Guarantor to Purchase in accordance with the terms of this Amendment shall be false or misleading;

(c) Breach of Covenant. If Seller or Guarantor shall be in default of any term, covenant or condition of this Amendment;

(d) Additional Events of Default. If any Event of Default shall occur under the Transaction Documents as modified by this Amendment; and

(e) Actions by Seller or Guarantor. If any of Seller, Guarantor, or any Affiliate of Seller or Guarantor files suit against any of the Purchaser Parties with respect to any claim that has been released pursuant to the terms hereof.

Section 2.04. Preferences. To the extent Seller or Guarantor makes a payment or payments to Purchaser, including, without limitation, the Subject Purchase Price Reduction, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Purchaser.

Section 2.05. Partial Payments. Except as otherwise expressly provided herein, no acceptance by Purchaser of any partial payment of amounts due in respect of the Subject Purchased Assets shall constitute a waiver, reduction or modification of amounts due in respect of the Subject Purchased Assets except to the extent of such payment accepted by Purchaser.

Section 2.06. Reservation of Rights. Except as expressly provided herein, delivery of this Amendment shall not be deemed a waiver of any of the rights or remedies available to the Purchaser under the Transaction Documents or at law, equity or otherwise, including, without limitation as a result of any Potential Event of Default or Event of Default that may now or hereafter exist under any of the Transaction Documents.

Section 2.07. Remedies. Each of Seller and Guarantor hereby acknowledges that, subject to the expiration or termination of the Forbearance Period, Purchaser reserves the right to exercise all rights and remedies it may have and/or to which it is entitled under the Transaction Documents, at law and in equity.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.01. Each of Seller and Guarantor represents, warrants, acknowledges, certifies and agrees to and for the benefit of Purchaser that, as of the Effective Date:

(a) Good Standing. Seller (i) is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to carry on its business as now being conducted, and (iii) is duly qualified to do business in each jurisdiction in which the nature of its business makes such qualification necessary or desirable except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Guarantor (i) is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland, (ii) has the requisite power and authority to carry on its business as now being conducted, and (iii) is duly qualified to do business in each jurisdiction in which the nature of its business makes such qualification necessary or desirable except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect.

(b) Authorization, No Conflict. The execution, delivery and performance by Seller and Guarantor of this Amendment (i) have been duly authorized by all requisite action on the part of the Seller and Guarantor, (ii) will not violate any provision of any applicable legal requirements, decree, injunction or demand of any court or other governmental authority in any material respect, any organizational document of Seller or Guarantor or any indenture or agreement or other instrument to which Seller or Guarantor are a party or by which Seller or Guarantor are bound, (iii) will not be in conflict with, result in breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of the Seller or Guarantor pursuant to any such indenture, agreement or instrument, and (iv) have been duly executed and delivered by Seller and Guarantor. Except for those obtained or filed on or prior to the date hereof, neither Seller nor Guarantor is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental authority or other agency in connection with or as a condition to the execution, delivery or performance of this Amendment.

(c) Enforceability. This Amendment constitutes a legal, valid and binding obligation of Seller and Guarantor, enforceable against Seller and Guarantor in accordance with its terms, subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.

(d) No Defaults or Events of Defaults. There are no Potential Events of Default or Events of Default existing under the Transaction Documents or, except as otherwise disclosed in writing to Purchaser, with respect to any Subject Purchased Asset.

(e) No Bankruptcy Intent. Neither Seller nor Guarantor have any intent to (i) file any voluntary petition under any Chapter of the Bankruptcy Code, Title 11, U.S.C.A. (as amended, the “Bankruptcy Code”), or in any manner to seek any proceeding for relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any local, state, federal or other insolvency law or laws providing relief for debtors, (ii) directly or indirectly cause any involuntary petition under any Chapter of the Bankruptcy Code, to be filed against Seller or Guarantor, (iii) seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator, liquidator or assignee for the benefit of creditors or other similar person or entity regardless of their title, (iv) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against Seller or Guarantor in connection with any proceeding, or (v) directly or indirectly cause the Purchased Assets or any portion or any interest of Seller in the Purchased Assets to become the property of any bankrupt estate or the subject of any proceeding for relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any local, state, federal or other insolvency law or laws providing relief for debtors.

(f) No Modifications. There are no modifications, waivers, extensions, novations, verbal or written, to the Transaction Documents and no waivers, estoppels or agreements to forbear other than those described herein.

(g) Other Encumbrances. There are no liens or encumbrances on the Purchased Assets, other than those liens or encumbrances expressly provided for under the Transaction Documents.

(h) Financial Information. The financial information prepared by Seller and Guarantor and submitted to Purchaser relating to Seller, Guarantor and/or to Seller’s and Guarantor’s Knowledge, the Subject Purchased Assets, is accurate, complete and correct in all material respects, and there has been no adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete, incorrect or otherwise misleading.

Section 3.02. Survival of Representations and Warranties. Without in any way limiting any provision of any of the Transaction Documents which provide for a longer period of survival, Seller and Guarantor hereby agree that (i) all representations and warranties made by Seller or Guarantor in this Amendment shall continue for so long as any Repurchase Obligations remain owing to Purchaser in respect of the Purchased Assets or any of the other Transaction Documents, and (ii) all representations, warranties and agreements made in this Amendment shall be deemed to have been relied upon by Purchaser notwithstanding any investigation heretofore or hereafter made by Purchaser or on its behalf.

ARTICLE IV.

REAFFIRMATIONS AND CONSENT

Section 4.01. Seller Reaffirmation. Seller hereby acknowledges and agrees that except as expressly set forth herein, neither this Amendment, nor any actions pursuant to this Amendment, nor any negotiations or discussions among the parties or any of their agents, officers or principals, shall be deemed or construed to cure any existing defaults under the Transaction Documents, or constitute a reinstatement, novation or release of the Repurchase Obligations, or constitute a modification, amendment or waiver of the Repurchase Agreement or other Transaction Documents. Seller hereby (i) unconditionally confirms, ratifies and reaffirms each and every representation, warranty, and covenant set forth in the Transaction Documents executed by Seller and its obligations thereunder, except with respect to such representations and warranties which are date specific and by their express terms are no longer applicable, and (ii) acknowledges and agrees that such obligations remain in full force and effect, binding on and enforceable against Seller in accordance with the terms, covenants and conditions of the Transaction Documents, without impairment, except as expressly modified by this Amendment.

Section 4.02. Guarantor Reaffirmation and Consent. (i) Guarantor hereby acknowledges and agrees that except as expressly set forth herein, neither this Amendment, nor any actions pursuant to this Amendment, nor any negotiations or discussions among the parties or any of their agents, officers or principals, shall be deemed or construed to cure any existing defaults under the Transaction Documents, or constitute a reinstatement, novation or release of the Repurchase Obligations, constitute a modification, amendment or waiver of the Repurchase Agreement or other Transaction Documents, or affect Guarantor’s liability under the Guarantee Agreement in any manner. Guarantor hereby (i) unconditionally confirms, ratifies and reaffirms each and every representation, warranty, and covenant set forth in the Guarantee Agreement and its obligations thereunder, except with respect to such representations and warranties which are date specific and by their express terms are no longer applicable, and (ii) acknowledges and agrees that such obligations remain in full force and effect, binding on and enforceable against Guarantor in accordance with the terms, covenants and conditions of the Guarantee Agreement, without impairment, except as expressly modified by this Amendment.

(ii) Guarantor hereby specifically consents to the terms and provisions of this Amendment, and hereby agrees that all references in the Guarantee Agreement to the Repurchase Agreement and the Transaction Documents hereafter shall be deemed to refer to the Repurchase Agreement and the Transaction Documents, as modified by this Amendment.

ARTICLE V.

WAIVERS, RELEASES AND INDEMNIFICATIONS

Section 5.01. Consideration. Each of Seller and Guarantor hereby acknowledges and agrees that (i) it has received good and valuable consideration for its agreement to the terms and provisions of this Amendment, including without limitation, this Article V, (ii) its agreement to such terms and provisions is a material condition and inducement to Purchaser’s willingness to enter into this Amendment and the forbearance contemplated herein, (iii) Purchaser has relied upon the agreement of each of Seller and Guarantor to such terms and provisions in entering into this Amendment and the forbearance contemplated herein and Purchaser would not have entered into this Amendment or the forbearance contemplated herein without the agreement of Seller and Guarantor to the terms and provisions of this Amendment and this Article V in particular, (iv) it has been represented by competent counsel of its own choosing in the negotiation of this Amendment and this Article V in particular, and it has discussed this provisions with counsel and hereby knowingly and willingly waives its rights as described in this Article V. This Amendment (and this Article V) may be introduced as evidence in any judicial or other proceeding, without further authentication or foundation, and shall constitute prima facie evidence of the facts and agreements set forth herein.

Section 5.02. No Defenses, Counterclaims or Offsets. Each of Seller and Guarantor for itself and its respective heirs, executors, administrators and successors and assigns, and by its execution hereof (i) hereby acknowledges, admits and agrees that, as of the Effective Date, there are no objections, claims, defenses, counterclaims or offsets relating to their obligations under or in respect of the Purchased Assets, the Transaction Documents or to the enforcement or exercise by Purchaser of any of its rights, powers or remedies under or in respect of the Transaction Documents, at law or in equity, and (ii) hereby irrevocably waives, relinquishes and releases any and all such objections, claims, defenses, counterclaims or offsets, that may now or hereafter exist, including without limitation, any and all such objections, claims, defenses, counterclaims or offsets whether known or unknown, foreseeable or unforeseeable.

Section 5.03. Releases. Each of Seller and Guarantor on behalf of itself and its respective, heirs, executors, administrators and successors and assigns (collectively the “Seller Releasing Parties”) hereby irrevocably remises, releases, acquits, satisfies and forever discharges Purchaser and all of its respective past, present and future partners, officers, directors, principals, employees, agents, attorneys, servicers, subservicers, special servicers, contractors, representatives, participants, shareholders, investors, successors, assigns, subsidiaries, affiliates, parents and predecessors in interest (collectively, the “Purchaser Parties”) from any and all manner of debts, accounts, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, defenses, offsets, counterclaims, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, whether known or unknown, which any of Seller Releasing Parties now have by reason of any matter, cause or thing, arising on or before the Effective Date of this Amendment including without limitation, matters arising out of or relating to (i) the Purchased Assets and the Transaction Documents, including without limitation, the funding thereof, (ii) any enforcement of Purchaser’s rights under the Transaction Documents, and (iii) any other agreement or transaction between any of Seller Releasing Parties and any of Purchaser Parties concerning matters arising out of or relating to the items set forth in subsections (i) through (ii) above. The Seller Releasing Parties recognize that they may be releasing claims of which they do not yet have knowledge, but Seller Releasing Parties nevertheless acknowledge that this provision has been specifically bargained for by Purchaser as a material inducement to the execution of this Amendment. The release set forth in this paragraph and related indemnification set forth below will survive any expiration or termination of the Forbearance Period or this Amendment.

Section 5.04. Expenses. Seller and Guarantor agree to pay all expenses and costs incurred by Purchaser (including reasonable attorney’s fees) in connection with the preparation and negotiation of this Amendment.

Section 5.05. [Intentionally Omitted].

Section 5.06. Purchase Price Differential. Nothing contained herein, shall modify or release Seller from its obligation to pay Price Differential on each Remittance Date during the Forbearance Period.

Section 5.07. WAIVER OF JURY TRIAL. NEITHER SELLER NOR GUARANTOR SHALL SEEK A JURY TRIAL IN ANY ACTION BASED UPON OR ARISING OUT OF OR OTHERWISE RELATING TO THIS AMENDMENT, THE REPURCHASE AGREMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF SELLER AND GUARANTOR HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ANY AND ALL RIGHT TO ANY SUCH JURY TRIAL AND AGREES THAT NO SUCH ACTION WITH RESPECT TO WHICH A JURY TRIAL HAS BEEN WAIVED SHALL BE SOUGHT TO BE CONSOLIDATED WITH ANY OTHER ACTION WITH RESPECT TO WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF SELLER AND GUARANTOR AND ITS COUNSEL, AND SHALL NOT BE SUBJECT TO ANY EXCEPTIONS.

Section 5.08. Cooperation and Noninterference. Upon the expiration of the Forbearance Period, neither Seller nor Guarantor shall take any action of any kind or nature whatsoever, directly or indirectly, to delay, oppose, impede, obstruct, hinder, enjoin, otherwise interfere with, and Seller and Guarantor will cooperate and comply with, the exercise by Purchaser of any and all of Purchaser’s rights and remedies against Seller, Guarantor and/or the Purchased Assets, or any other rights or remedies of Purchaser with respect to the Repurchase Agreement, the other Transaction Documents, or this Amendment.

Section 5.09. Future Negotiations. Each of Seller and Guarantor acknowledges and agrees that (i) Purchaser has no obligation whatsoever to discuss, negotiate or to agree to any amendment, modification, waiver, forgiveness, reinstatement or restructuring of the Repurchase Agreement or the other Transaction Documents or to forbear from exercising its rights and remedies under the Transaction Documents, at law or in equity, except as expressly provided in this Amendment; (ii) if there are any future discussions among Purchaser, Seller and Guarantor concerning any such amendment, modification, waiver, forgiveness, reinstatement or restructuring of the Repurchase Agreement or the other Transaction Documents, then no such discussions shall constitute a legally binding agreement or contract or have any force or effect whatsoever unless and until reduced to writing and duly authorized, executed and delivered by the appropriate representatives of the parties; and (iii) neither Seller nor Guarantor shall assert or claim in any legal proceedings or otherwise that any such discussions have resulted in an agreement except in accordance with the terms of this paragraph.

ARTICLE VI.

MISCELLANEOUS

Section 6.01. Purchaser’s Discretion. Whenever this Amendment provides for a decision or consent to be subject in Purchaser’s discretion, or for any deliverable to be acceptable to Purchaser, such matter shall be subject to the sole discretion of Purchaser unless expressly provided to the contrary herein.

Section 6.02. Counterparts; Electronic Signatures.

(a) This Amendment may be executed by facsimile or signatures or E-Signatures, and in any number of identical counterparts, each of which shall be deemed to be an original, and all of which shall collectively constitute a single agreement, fully binding upon and enforceable against the parties hereto.

(b) Each of Purchaser, Seller, and Guarantor represent and warrant that the intention of the natural Person signing this Amendment on its behalf is to attribute its respective signature to the Amendment and that if the party has signed using an E-Signature (defined below), that E-Signature represents the signer’s signature to this Amendment. Each of Purchaser, Seller, and Guarantor understand and agree that such E-Signature, if applicable, is legally binding. Each party signing this Amendment using an E-Signature waives all rights to repudiate the authenticity or validity of its E-signature to the extent such repudiation is based in whole or in part on the fact that such signature is not in original handwritten form. All parties to this Amendment agree that the law governing all applicable E-Signatures will be the federal Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S. Code, Chapter 96) (E-SIGN) and/or the Uniform Electronic Transactions Act of 1999 as promulgated by the U.S. Uniform Law Commission for consideration and enactment by the States (UETA), and that under no circumstances will E-Signatures be governed by the Uniform Computer Information Transactions Act (UCITA). As used in this Amendment, “E-Signature” means any form of signature other than an original handwritten signature, including any type of image created in any manner (whether electronically or otherwise) which image could reasonably be interpreted as an indication of the signer’s intent to sign the document.

Section 6.03. Admissibility. This Amendment shall be admissible in any court, administrative or other judicial proceeding, and shall constitute prima facie evidence of the agreements provided herein.

Section 6.04. Governing Law. This Amendment shall be governed by the internal laws of the State of New York without regard to principles of conflict of law, in accordance with Section 5-1401 of the New York General Obligations Law. Any legal suit, action or proceeding against Purchaser or Seller arising out of or relating to this Amendment may at Purchaser’s option be instituted in any federal or state court in the State of New York and each of Seller and Guarantor hereby (i) waives any objections which it may now or hereafter have based on such venue or forum and (ii) submits to the jurisdiction of any such court in any such suit, action or proceeding.

Section 6.05. Modification; Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Amendment or of any Transaction Document, or any consent to any departure therefrom, shall be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Seller shall entitle Seller to any other or future notice or demand in the same, similar or other circumstances.

Section 6.06. Delay Not a Waiver. No failure or delay on the part of Purchaser in insisting upon strict performance of any term, condition, covenant or agreement, or in the exercise of any right, power, remedy or privilege hereunder or under the Transaction Documents shall operate as or constitute a waiver hereunder or thereunder, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.

Section 6.07. Notices. Notwithstanding anything set forth in the Transaction Documents to the contrary, Purchaser, Seller, and Guarantor agree that this Amendment and any notices, consents, approvals and requests required or permitted hereunder or under any Transaction Document may be sent by electronic transmission (email) (without any obligation to send by any other method), and shall be deemed received upon the earlier of (i) the actual receipt of the same and (ii) sender’s receipt of confirmation (which may be in the form of an automated electronic response) of successful delivery or on or before 5:00 pm New York time on any Business Day or on the next Business Day if so delivered after 5:00 pm New York time or on any day other than a Business Day, provided that non-receipt of any communication as of the result of a refusal to accept delivery shall be deemed receipt of such communication. Purchaser hereby notifies Seller and Guarantor that, unless and until Purchaser has sent a subsequent notice to Seller and Guarantor revoking the notice set forth in this paragraph, Seller and Guarantor shall deliver all formal notices, consents, approvals and requests required or permitted hereunder or under any Transaction Document to Purchaser in writing via email to Jeffrey Dawkins at [***] with a copy to [***]. Seller hereby notifies Purchaser that, unless and until Seller has sent a subsequent notice to Purchaser revoking the notice set forth in this paragraph, Purchaser shall deliver all formal notices, consents, approvals and requests required or permitted hereunder or under any Transaction Document to Seller or Guarantor in writing via email to Adam Ostrowsky at [***].

Section 6.08. No Joint Venture or Partnership. Each of Seller, Guarantor and Purchaser intend that the relationships created hereunder and under the other Transaction Documents be solely that of Seller and Purchaser. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any of Seller, Guarantor or Purchaser nor to grant Purchaser any interest in the Purchased Assets other than that of beneficiary or Purchaser.

Section 6.09. No Third Party Beneficiaries. This Amendment and the Transaction Documents are solely for the benefit of Purchaser, Seller and Guarantor, and nothing contained in this Amendment or the Transaction Documents shall be deemed to confer upon anyone other than Purchaser, Seller and Guarantor any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.

Section 6.10. Conflict. This Amendment shall be deemed to constitute a Transaction Document as defined in the Repurchase Agreement. In the event of any conflict between the provisions of this Amendment and the provisions of any other Transaction Document, the provisions of this Amendment shall control.

Section 6.11. Merger; Pre-Negotiation Agreement. Without limitation of the provisions set forth in the Transaction Documents, this Amendment contains the entire agreement of the parties hereto in respect of the transactions contemplated hereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Amendment. Each of the parties hereto hereby agrees that (i) each of the terms, conditions and agreements set forth in that certain Pre-Negotiation Agreement between Seller, Pledgor, Guarantor and Purchaser, dated as of April 20, 2020 are hereby incorporated herein by reference and (ii) such Pre-Negotiation Agreement shall survive the execution and delivery of this Agreement; provided further, that in the event of a conflict between the terms of the Pre-Negotiation Agreement and the terms of this Agreement and the rights and remedies expressly set forth herein, the terms of this Agreement shall control so long as this Agreement remains in effect.

Section 6.12. Confidentiality. This Amendment shall be kept confidential (except as required by law or other governmental requirements, rules or regulations) and, without the prior express written consent of each of Seller, Guarantor and Purchaser and except on a “need to know” basis, no party hereto shall disclose to any third party (except for the attorneys, agents, consultants, representatives, legal, accounting or financial advisors of such party) this Amendment or the fact of its existence; provided, however, that Purchaser, Seller and Guarantor may disclose the nature and terms of this Amendment to their respective members, managers, affiliates, partners, shareholders, investors, owners, employees, representatives, attorneys and advisors and each of the foregoing may disclose the nature and terms of this Amendment to its respective members, managers, affiliates, partners, shareholders, investors, owners, employees, representatives, attorneys and advisors.

Section 6.13. Successors and Assigns. This Amendment shall be binding upon the Seller, Guarantor and Purchaser, and their respective successors, and assigns; provided however, this Amendment shall not be assigned by Seller or Guarantor without the prior written consent of Purchaser.

Section 6.14. Judicial Interpretation. Each party hereto agrees that a court interpreting or construing this Amendment shall not apply a presumption that the terms hereof shall be more strictly construed against any party deemed the drafter hereof, it being agreed that all parties hereto have participated in the preparation hereof.

Section 6.15. Further Assurances. Upon request from Purchaser, each of Seller and Guarantor agrees to execute and deliver such other and further documents as may be necessary or appropriate (as determined in Purchaser’s sole discretion), to consummate the transactions contemplated by this Amendment.

Section 6.16. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable legal requirements, but if any provision of this Amendment shall be prohibited by or invalid under applicable legal requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered effective as of the date and year first above written.

SELLER:

CMTG GS FINANCE LLC, a Delaware limited liability company

By:	/s/ J. Michael McGillis
Name: J. Michael McGillis
Title: Authorized Signatory

GUARANTOR:

CLAROS MORTGAGE TRUST, INC., a Maryland corporation

By:	/s/ J. Michael McGillis
Name: J. Michael McGillis
Title: Authorized Signatory

[SIGNATURE PAGE TO FORBEARANCE AGREEMENT]

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:	/s/ Jeffrey Dawkins
Name: Jeffrey Dawkins
Title: Authorized Person

[SIGNATURE PAGE TO FORBEARANCE AGREEMENT]

SCHEDULE A

Schedule A - Mack
Purchased Asset	Buyer’s LTV	Maximum Buyer’s LTV	Subject Purchase Price Reduction Percentage	Subject Purchase Price Reduction	Subject Purchase Price	Market Value Margin Deficit Trigger	Absolute Dollar Market Value Holiday
Via Mizner	48.0%	74.6%	0.0%	$0.00	$105,808,060.76	80.0%	70.0%
Atelier at University Park	64.5%	76.3%	5.0%	$3,030,000.00	$57,570,000.00	76.7%	66.7%
The Axton	55.1%	71.7%	10.0%	$2,799,920.00	$25,199,280.00	74.3%	64.3%
Vue 32	74.3%	86.6%	10.0%	$4,608,000.00	$41,472,000.00	72.8%	62.8%
Valo Apartments	53.2%	65.5%	5.0%	$2,752,234.94	$52,292,463.86	76.3%	66.3%
Brill Building	63.6%	76.0%	12.5%	$19,603,135.88	$137,221,951.14	71.7%	61.7%
Pines Garden	60.1%	70.5%	5.0%	$3,448,750.00	$65,526,250.00	76.4%	66.4%
575 4th Street	50.9%	62.9%	10.0%	$3,900,000.00	$35,100,000.00	74.6%	64.6%
EON Flagler	49.8%	69.1%	0.0%	$0.00	$45,000,000.00	80.0%	70.0%

Total				$40,142,040.82